Exhibit 11
             CARPENTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
                  EARNINGS PER COMMON SHARE COMPUTATIONS
        for the three and nine months ended March 31, 1995 and 1994
                   (in thousands, except per share data)

                                        Three Months         Nine Months
                                     ------------------   ------------------
                                       1995    1994         1995      1994
                                       ----    ----         ----      ----
Net Income for Primary Earnings
- -------------------------------
  Per Common Share
  ----------------
Income before extraordinary charge   $ 15,363  $ 12,825   $ 30,122  $ 22,957

Dividends accrued on convertible
  preferred stock, net of
  income taxes                           (472)     (388)    (1,271)   (1,207)
                                     --------  --------   --------  --------
Income for primary earnings per
  common share before extra-
  ordinary charge                      14,891    12,437     28,851    21,750

Extraordinary charge, net of
  income taxes                              -    (2,039)         -    (2,039)
                                     --------  --------   --------  --------
Net income for primary earnings
  per common share                   $ 14,891  $ 10,398   $ 28,851  $ 19,711
                                     ========  ========   ========  ========
Weighted Average Common Shares
- ------------------------------
Weighted average number of
  common shares outstanding             8,105     8,047      8,123     8,011

Effect of shares issuable
  under the stock option plans             37        54         41        39
                                     --------  --------   --------  --------
Weighted average common shares          8,142     8,101      8,164     8,050
                                     ========  ========   ========  ========
Primary Earnings Per Common Share
- ---------------------------------
Primary earnings per common share
  before extraordinary charge        $   1.82  $   1.54   $   3.53  $   2.70

Extraordinary charge                        -      (.25)         -      (.25)
                                     --------  --------   --------  --------
Primary earnings per common share    $   1.82  $   1.29   $   3.53  $   2.45
                                     ========  ========   ========  ========







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